EXHIBIT 99.1

Advanced Technical Products, Inc. Signs Agreement to SellAlcore, Inc. Subsidiary

ROSWELL, Ga., May 16 /PRNewswire/ -- Advanced Technical Products, Inc. (Nasdaq: ATPX - news), a producer of advanced composite structures and chemical and biological defense products, today reported that the Company has signed a definitive purchase agreement with M.C. Gill Corporation. The agreement specifies that M.C. Gill Corporation will purchase certain assets of Alcore, Inc. and the stock of Alcore, Inc.'s wholly owned French subsidiary, Alcore Brigantine, S.A., for approximately $5 million. The transaction is scheduled to close no later than June 29, 2001. Advanced Technical Products, Inc. will retain certain assets of Alcore that are in the process of being liquidated. The net value of the liquidated assets could generate net proceeds of approximately $2.7 million.

M.C. Gill Corporation has over 50 years of experience in the design and manufacture of cargo liners and sandwich panels for OEM's and airlines. For additional information about M.C. Gill Corporation visit the Company's website at www.mcgillcorp.com .

Advanced Technical Products, Inc.‘s operating divisions include Intellitec, Lincoln Composites, Lunn Industries and Marion Composites. The Company’s products are used in a variety of applications in the aerospace and defense industries, as well as commercial markets. ATP designs, develops, and manufactures high-performance radomes, aircraft components, rocket motor cases, pressure vessels, fuel tanks, shelter systems and other advanced composite products utilizing various production capabilities. The Company is also a leader in the design, development and manufacture of biological and chemical detection and protection systems. ATP also designs and manufactures electronic products for the specialty vehicle market. Further information on Advanced Technical Products, Inc. is available at www.atpx.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements regarding the Company’s intent to sell the assets of its Alcore, Inc. subsidiary, including the stock of Alcore Brigantine, S.A. Such statements speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws Certain factors beyond ATP’s control could cause results to differ materially from those in these forward-looking statements. Risk factors include general market conditions, dependence on the aerospace and defense industries, the level of military expenditures and competition in the markets for ATP’s products, and are more fully described in filings with the Securities and Exchange Commission.